April 27, 2012

Mr. John Ellis

2869 Great Smokey Ct.

Westlake Village, CA 91362

Dear John:

On behalf of Webxu, Inc. (the “Company”), this letter agreement (the “Agreement”) sets forth the new terms and conditions of your employment with the Company and modifies the terms of the Employment Agreement dated September 1, 2011 and signed September 9, 2011 between you and the Company (“Employment Agreement”). We have agreed to the following modification of the Employment Agreement.

1. Paragraph 3 of the Employment Agreement is modified and amended by adding the following new Paragraph 3(c) as set forth below so that the entire Paragraph 3 reads as follows:

“3. Stock Option.

(a)     Initial Grant: In connection with the commencement of your employment, the Company will grant you an option under the Company’s Stock Option/Stock Issuance Plan to purchase Five Hundred Thousand (500,000) shares of the Company’s Common Stock (the “Option”). The Option will have an exercise price of $1.00 per share, and, subject to Section 5 below, will vest as to thirty-three percent (33%) after 365 days following the Employment Date, and 2.792% per month thereafter, so long as you remain employed by the Company. The terms of this grant and the standard conditions of vesting will be described in a separate letter from the Board of Directors. In the event of a Change of Control (as defined below) of the Company (or its successor), upon the closing of such Change of Control, if such Change of Control occurs within six (6) months of your employment date, then 50% of your then unvested Initial Grant shares shall be accelerated and shall immediately become vested; if such Change of Control occurs within one (1) year of your employment date, then 100% of your then unvested Initial Grant shares shall be accelerated and shall immediately become vested. The Option will be subject to the terms and conditions of the Company’s Stock Option/Stock Issuance Plan and the Stock Option Agreement governing the Option. All of your options will have a cashless exercise feature.

(b)     Performance Grant: In fiscal years 2012, 2013, 2014 and 2015, you will be eligible to receive an annual target bonus grant of options to purchase One Hundred Twenty Five Thousand (125,000) shares of the Company’s Common Stock each year at an exercise price based on the fair market value of the Company’s common stock on the date of the grant, based upon the achievement each year of twenty percent (20%) annual organic EBITDA growth, excluding growth from making acquisitions of companies and other revenue producing assets. In the event of a Change of Control (as defined below) of the Company (or its successor), upon the closing of such Change of Control, all performance shares previously earned as of the date of Change of Control shall become vested. All of your options will have a cashless exercise feature.

Mailing Address: 11999 San Vicente Blvd., Suite 400, Los Angeles, CA 90049

(310) 807-1765 www.webxu.com

(c)     Additional Performance Grant and Vesting Change: In connection with the continuation of your employment and upon the closing of a future investment (whether debt or equity or a combination) at least One Million Dollars ($1,000,000) in the Company, you shall be issued an option to purchase One Million (1,000,000) shares of the Company’s Common Stock at an exercise price of $1.60 per share with vesting for such options as follows: options for Five Hundred Thousand (500,000) shares of the Company’s Common Stock shall be vested immediately upon the closing, options for Two Hundred Fifty Thousand (250,000) shares of stock shall vest 12 months after the closing, and options for an additional Two Hundred Fifty Thousand (250,000) shares shall vest 24 months after the closing, provided that you remain employed by the Company through the date of such vesting. The terms of this grant and the standard conditions of vesting will be described in a separate letter from the Board of Directors. In the event of a Change of Control of the Company (or its successor), upon the closing of such Change of Control, then 100% of any unvested options set forth in this subparagraph 3(c)shall be accelerated and shall immediately become vested. All of your options will have a cashless exercise feature.”

Except as expressly amended, supplemented or modified herein, the terms and conditions of your Employment Agreement are hereby ratified and confirmed.

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Mailing Address: 11999 San Vicente Blvd., Suite 400, Los Angeles, CA 90049

(310) 807-1765 www.webxu.com

Please sign and date this Agreement, and return it to me by April 30, 2012, if you wish to accept continued employment at the Company under the terms described above.

Best regards,

/s/ Matt Hill
Matt Hill, Chairman and CEO

Accepted:

April 30, 2012

/s/ John Ellis
John Ellis

Mailing Address: 11999 San Vicente Blvd., Suite 400, Los Angeles, CA 90049

(310) 807-1765 www.webxu.com